Exhibit 99.1

Contact: Brian P. Crescenzo

302-326-5648

FOR IMMEDIATE RELEASE

APPLIED EXTRUSION TECHNOLOGIES, INC.

RECAPITALIZATION PLAN RECEIVES COURT APPROVAL

NEW CASTLE, DE, January 24, 2005 – Applied Extrusion Technologies, Inc. (OTC: AETCQ.PK) announced today that the U.S. Bankruptcy Court for the District of Delaware has approved its prepackaged recapitalization plan, which will significantly reduce the Company’s debt and cancel 100% of its existing common stock.  The Company anticipates that, after completing the necessary preparations for implementing the plan, it will emerge from chapter 11 in approximately 45 days.

The Company also announced that it had amended its plan to provide all “small” noteholders with the option of receiving either cash in an amount of $0.51 per $1.00 of their claims or new securities of the reorganized Company.  For those “small” noteholders that receive cash, the Company has agreed to fund $0.02 of the $0.51 cash payment, with the balance to be provided by certain of the “large” noteholders, subject to the satisfaction of certain conditions. The Company’s $0.02 obligation will be funded by a portion of the $2.5 million contemplated to be distributed to the Company’s existing shareholders, who are not entitled to any distribution under the plan.  The Company expects that its existing shareholders now will receive approximately 15% to 30% less than that amount, depending upon the number of “small” noteholders that elect to receive cash.  Trade creditors will be paid in full pursuant to the plan.  Subsequent to amending its plan, the Company reached an agreement with Ingalls & Snyder LLC, a representative of a significant number of the “small” noteholders that had previously voted to reject the plan, in satisfaction of its objection to the plan.

As previously announced, GE Commercial Finance has committed, subject to certain closing conditions, to provide $125 million of exit financing, of which $55 million will be a revolving credit facility.  The exit financing facility that will fund repayment of the Company’s debtor-in-possession credit facility will provide the Company approximately $25 million in unused availability at emergence to fund its working capital needs. Contemporaneously with the plan’s confirmation, the Company has sought recognition in Canada of its confirmation order under the Companies’ Creditors Arrangement Act of Canada. Upon emergence from bankruptcy the Company will become a non-reporting company pursuant to the U.S. securities laws.

Applied Extrusion Technologies, Inc. is a leading North American developer and manufacturer of specialized oriented polypropylene (OPP) films used primarily in consumer products labeling and flexible packaging applications.

Except for the historical information contained herein, the matters discussed in this report are forward-looking statements that involve risks and uncertainties which could cause actual results to differ materially from those in the forward-looking statements, including those risks related to the ability to implement price increases and related volume losses, the timely development and acceptance of new products, fluctuations in raw materials and other production costs, the ability to satisfy our debt service requirements, the loss of one or more significant customers, the impact of competitive products and pricing, the timely completion of capital projects, the success of the Company’s efforts to access capital markets on satisfactory terms, and to acquire, integrate and operate new businesses and expand into new markets, as well as other risks detailed in Exhibit 99.1 of the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2003 and from time to time in the Company’s other reports filed with the Securities and Exchange Commission.